Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Williams Partners L.P. of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2016 and for the years ended December 31, 2016 and 2015, appearing in the Annual Report on Form 10-K of Williams Partners L.P. dated February 22, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 22, 2018